Exhibit 23(e)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2015, relating to the financial statements of Ferroglobe PLC (formerly known as VeloNewco Limited) as of February 5, 2015 (date of incorporation), and contained in the Registration Statement No. 333-203921 of Ferroglobe PLC on Form F-4.

/s/ Deloitte, S.L.

Madrid, Spain

January 7, 2016